 NEWS RELEASE

Exhibit 99.1
Vanguard Natural Resources, LLC Announces Amended Senior Secured
$1.5 Billion Revolving Credit Facility

Houston, October 4, 2011 – (Business Wire) – Vanguard Natural Resources, LLC (NYSE: VNR)  (“Vanguard”) announced today it has entered into an amended $1.5 billion senior secured revolving credit facility with an initial borrowing base of $765 million, with Citigroup as administrative agent, co-lead arranger and sole bookrunner and BNP Paribas as co-lead arranger and co-syndication agent.  The amended five year credit facility is predicated upon the successful consummation of the previously announced merger between Encore Energy Partners LP (NYSE: ENP) (“Encore”) and Vanguard.   In addition to extending the maturity of the facility by five years, several key covenant limitations were amended to provide Vanguard greater flexibility including increasing the percentage of production that can be hedged into the future, increasing the permitted debt to EBITDA coverage ratio from 3.5x to 4.0x, eliminating the required interest coverage ratio, eliminating the ten percent liquidity requirement to pay distributions to unitholders, and allowing for unsecured debt.  Also, a new interest rate pricing grid will lower Vanguard’s cost of bank debt by half a percent.

Mr. Richard Robert, Executive Vice President and CFO, commented, “We are very pleased to have this amended credit facility completed and appreciate the support of our new bank group.  It was particularly satisfying to have such broad support from banks that we had not done business with in the past.  Our bank syndicate will increase from seven banks to twenty banks and our borrowing base will increase from $265 million to $765 million assuming the successful completion of the previously announced merger with Encore.  With twenty banks in the syndicate, we are confident that they will be able to support our growth into the future.”

For more information on the amended credit facility agreement, please refer to our Form 8-K which will be filed tomorrow.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the southern portion of the Appalachian Basin, the Permian Basin, South Texas and Mississippi.  In addition, Vanguard owns 100% of the general partner of Encore Energy Partners LP (NYSE: ENP) and approximately 46% of the outstanding common units of Encore.  Encore has oil and natural gas properties located in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.  More information on Encore can be found at www.encoreenp.com and more information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release, the related financing plans, and statements with respect to future distributions. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please see "Risk Factors" in the Company's public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural Resources, LLC

Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

SOURCE: Vanguard Natural Resources, LLC